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                                                              SPEAR STREET TOWER
                                                                      ONE MARKET
                                                                   SAN FRANCISCO
TELEPHONE:  (415) 442-0900                                     CALIFORNIA  94105
FACSIMILE:  (415) 442-1010                                       www.brobeck.com



                                February 28, 2001




Cyras Systems, Inc.
47100 Bayside Parkway
Fremont, California 94538

Ladies and Gentlemen:

                This opinion is being delivered to you pursuant to the Agreement and Plan of Merger dated as of December 18, 2000 (the "Agreement"), by and among CIENA Corporation, a Delaware corporation ("Parent"), CO Acquisition Corp., a Delaware corporation ("Merger Sub"), and Cyras Systems, Inc., a Delaware corporation ("Target"). Pursuant to the Agreement, Merger Sub will merge with and into Target (the "Merger"), and Target will become a wholly owned subsidiary of Parent.

                Except as otherwise provided, capitalized terms referred to herein have the meanings set forth in the Agreement. All section references, unless otherwise indicated, are to the Internal Revenue Code of 1986, as amended (the "Code").

                We have acted as legal counsel to Target in connection with the Merger. As such, and for the purpose of rendering this opinion, we have examined and are relying upon (without any independent investigation or review thereof) the truth and accuracy, at all relevant times, of the statements, covenants, representations and warranties contained in the following documents (including all schedules and exhibits thereto):

                1.      The Agreement.

                2. The Registration Statement prepared in connection with the Merger.

                3. Representation letters provided by Parent and Target in connection with this opinion.

                4. Such other instruments and documents related to Parent, Target, Merger Sub and the Merger as we have deemed necessary or appropriate.

                In connection with rendering this opinion, we have assumed or obtained representations (and are relying thereon, without any independent investigation or review thereof) that:

                A. Original documents (including signatures) are authentic, documents submitted to us as copies conform to the original documents, and there has been (or will be by the


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Cyras Systems, Inc.                                            February 28, 2001
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Effective Time of the Merger) due execution and delivery of all documents where due execution and delivery are prerequisites to the effectiveness thereof.

                B. The Merger will be consummated in accordance with the Agreement (without any waiver, breach or amendment of any of the provisions thereof) and will be effective under applicable state law.

                C. Parent and Target will report the Merger on their respective federal income tax returns in a manner consistent with the opinion set forth below.

                D. Any statement made "to the knowledge of" or otherwise similarly qualified is correct without such qualification. As to all matters with respect to which a person or entity making a representation has represented that such person or entity either is not a party to, does not have, or is not aware of any plan, intention, understanding or agreement to take an action, there is in fact no plan, intent, understanding or agreement and such action will not be taken.

                E. All statements, descriptions and representations contained in any of the documents referred to herein or otherwise made to us are true and correct in all material respects and no actions have been (or will be) taken which are inconsistent with such representations.

                Based on our examination of factual information in the foregoing items and subject to the assumptions, exceptions, limitations and qualifications set forth herein, our opinion as to the material federal income tax consequences of the Merger to the Target shareholders is set forth in the section of the Registration Statement entitled "The Merger - Federal Income Tax Consequences," and we hereby confirm our opinion as set forth in that section of the Registration Statement.

                No opinion is expressed as to any transaction other than the Merger as described in the Agreement (and if effected as described in the Registration Statement, the subsequent merger of Target with and into a limited liability company wholly owned by Parent and disregarded for federal income tax purposes (the "Disregarded Entity Merger")) or to any transaction whatsoever (including the Merger) if all the transactions described in the Agreement are not consummated in accordance with the terms of the Agreement and without waiver or breach of any material provision thereof, or if any of the representations, warranties, statements and assumptions upon which we relied is not true and accurate at all relevant times. In the event any one of the statements, representations, warranties or assumptions upon which we have relied to issue this opinion is incorrect, our opinion might be adversely affected and may not be relied upon.

                This opinion letter only confirms our opinion as to the federal income tax consequences of the Merger (and if effected, the Disregarded Entity Merger) set forth in the section of the Registration Statement entitled "The Merger - Federal Income Tax


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Cyras Systems, Inc.                                            February 28, 2001
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Consequences." This opinion letter does not address any other federal, state, local or foreign tax consequences that may result from the Merger or any other transaction (including any other transaction undertaken in connection with the Merger or in contemplation of the Merger).

                This opinion letter represents our best judgment regarding the application of federal income tax laws based on current provisions of the Code and existing judicial decisions, administrative regulations and published rulings and procedures. Our opinion is not binding upon the Internal Revenue Service or the courts, and there is no assurance that the Internal Revenue Service will not successfully assert a contrary position. Furthermore, no assurance can be given that future legislative, judicial or administrative changes, on either a prospective or retroactive basis, will not adversely affect the accuracy of the conclusions stated herein. Nevertheless, we undertake no responsibility to advise you of any new developments in the application or interpretation of the federal income tax laws.

                This opinion is rendered to you solely in connection with the filing of the Registration Statement. We hereby consent to the filing of this opinion as an exhibit to the Registration Statement. We also consent to the references to our firm name wherever appearing in the Registration Statement with respect to the discussion of the federal income tax consequences of the Merger, including any amendments to the Registration Statement. This opinion may not be relied upon for any other purpose, and may not be made available to any other person, without our prior written consent.


                                      Very truly yours,

                                      /s/ BROBECK, PHLEGER & HARRISON LLP

                                      BROBECK, PHLEGER & HARRISON LLP